Exhibit 99.1

Contact:
Strategy
CJ (Chaitanya Jain)
Head of Investor Relations
ir@strategy.com

Strategy Announces Third Quarter Financial Results;
Operating Income of $21 Billion and Diluted EPS of $44.75

Digital Capital Highlights (as of October 25, 2026)
▪848,517 bitcoin holdings, 26% growth year to date 2026
▪$20.91 billion gain on digital assets in the third quarter of 2026
▪$14.33 billion of bitcoin purchased year to date 2026
Digital Equity Highlights (as of October 25, 2026)
▪$19.12 billion net income attributable to common stockholders and $44.75 diluted EPS in the third quarter of 2026
▪$21.23 billion of capital raised year to date, 4th largest equity issuer in the U.S.
▪76% MSTR stock price increase vs. 43% BTC price increase in the third quarter of 2026
Digital Credit Highlights (as of October 25, 2026)
▪Returned STRC to health by executing $2.04 billion(1) of repurchases and growing USD Assets to $5.07 billion, providing 3.4 years of coverage on dividend and interest obligations
▪Upgraded STRC to daily dividends starting November 1, 2026 and STRF, STRK, and STRD to daily dividends starting January 1, 2027
▪$1.48 billion in cumulative dividends paid on all preferred stock to date
(1) Includes shares repurchased but not yet settled as of October 25, 2026.
TYSONS CORNER, Va., October 29, 2026 – Strategy Inc (Nasdaq: STRF/STRC/STRK/STRD/MSTR; LuxSE: STRE) (“Strategy” or the “Company”), the largest institutional holder of bitcoin and the world’s first Bitcoin Treasury Company, today announces financial results for the three-month period ended September 30, 2026 (the third quarter of its 2026 fiscal year).
“Strategy demonstrated its commitment to returning STRC to health. We grew our USD Assets to $5.1 billion, increased USD Duration to 3.4 years, and repurchased $2.0 billion of STRC. We also continued to innovate. With shareholder approval on October 28, we upgraded STRF, STRC, STRK, and STRD to daily dividends, so investors can accrue dividends every calendar day of the year, including weekends and holidays. Daily dividends are a natural step toward the tokenized, 24/7/365 financial system. Digital Credit is being built for that world, and Strategy intends to lead it,” said Phong Le, President and Chief Executive Officer.

“Q3 operating income of $21 billion was the largest ever in Strategy’s history. We've also raised $21 billion of equity capital and increased our bitcoin holdings by 26% year-to-date in a challenging bitcoin market. Lastly, it has been an honor and privilege to serve as Strategy’s CFO for the past four and a half years, and I am grateful for the support of Michael, Phong, the Board, our employees and our shareholders through the tremendous growth over that period,” said Andrew Kang, Chief Financial Officer.

“We’re at the beginning of the next bitcoin bull market. Banks are embracing bitcoin, bitcoin’s dominance among digital assets is growing, institutional demand is back, and bitcoin price is 21% above its 200-week moving average. Digital Credit continues to grow, with $16 billion in notional value across ten publicly listed securities. Strategy continues to lead this industry with 84% market share and STRC returning to strength,” said Michael Saylor, Founder and Executive Chairman.

Q3 Financial Summary
▪Operating Income: Operating income for the third quarter of 2026 was $20.91 billion, compared to $3.89 billion of operating income for the third quarter of 2025. Operating income for the third quarter of 2026 includes a gain on the Company’s digital assets of $20.91 billion, compared to a gain on the Company’s digital assets of $3.89 billion for the third quarter of 2025.
▪Net Income and Net Income Attributable to Common Stock: For the third quarter of 2026, the Company reported a net income of $19.53 billion, or diluted earnings per common share of $44.75, as compared to a net income of $2.79 billion, or diluted earnings per common share of $8.42, for the third quarter of 2025. Net income attributable to common stockholders for the third quarter of 2026 was $19.12 billion, reflecting $419.6 million of dividends on preferred stock, compared to net income attributable to common stockholders of $2.65 billion, reflecting $139.9 million of dividends on preferred stock, for the third quarter of 2025.
▪Cash and Cash Equivalents, and Short-term Investments: As of September 30, 2026, the Company had cash and cash equivalents of $2.50 billion, as compared to $1.71 billion as of June 30, 2026. As of September 30, 2026, the Company had short-term investments of $3.40 billion, as compared to short-term investments of $736.1 million as of June 30, 2026.
▪Revenues: Total revenues for the third quarter of 2026 were $125.4 million, compared to total revenues of $128.7 million for the third quarter of 2025, a 3% decrease year-over-year.
▪Gross Profit: Gross profit for the third quarter of 2026 was $89.6 million, representing a 71% gross margin, compared to $90.7 million, representing a gross margin of 70%, for the third quarter of 2025.
Bitcoin Summary (as of October 25, 2026)
▪BTC Yield: BTC Yield of (3.7)% year to date 2026.
▪BTC Gain: BTC Gain of (24,947) year to date 2026.
▪BTC $ Gain: BTC $ Gain of $(2.03) billion year to date 2026, based on the October 23, 2026 bitcoin market price of $81,200.
▪Digital Assets: As of October 25, 2026, the Company’s digital assets were comprised of approximately 848,517 bitcoins, with an original cost basis and market value of $64.02 billion and $68.90 billion, respectively, which reflect an average cost per bitcoin of approximately $75,446 and a market price per bitcoin of approximately $81,200 as of October 23, 2026.

Capital Markets Summary (as of October 25, 2026)
▪ATM Offerings: The Company received net proceeds of approximately $5.41 billion during the three months ended September 30, 2026, and additional net proceeds of approximately $58.7 million between October 1, 2026 and October 23, 2026, from the following sales made under its at-the-market offering program ("ATM").

	Q3 FY 2026	QTD Q4 FY 2026
Securities	Net Proceeds (in millions)	Net Proceeds (in millions)
MSTR	$5,407.7	$58.7
STRC	—	—
STRK	—	—
STRF	—	—
STRD	—	—
Total	$5,407.7	$58.7
▪STRC Stock Dividend: Since the start of FY 2026, the Company has declared and paid, or will pay, the following dividends on its STRC Stock:

Record Date	Annualized STRC Rate	Dividend (USD/Share)	Payment Date
Monthly STRC Dividends
January 15, 2026	11.00%	$0.92	January 31, 2026
February 15, 2026	11.25%	$0.94	February 28, 2026
March 15, 2026	11.50%	$0.96	March 31, 2026
April 15, 2026	11.50%	$0.96	April 30, 2026
May 15, 2026	11.50%	$0.96	May 31, 2026
June 15, 2026	11.50%	$0.96	June 30, 2026
Semi-Monthly STRC Dividends
June 30, 2026	11.50%	$0.48	July 15, 2026
July 15, 2026	12.00%	$0.50	July 31, 2026
July 31, 2026	12.00%	$0.50	August 15, 2026
August 15, 2026	12.00%	$0.50	August 31, 2026
August 31, 2026	12.00%	$0.50	September 15, 2026
September 15, 2026	12.00%	$0.50	September 30, 2026
September 30, 2026	12.00%	$0.50	October 15, 2026
October 15, 2026	12.00%	$0.50	October 31, 2026
Daily STRC Dividends(1)
November 2026	12.00%	$1.00	(2)
(1) Represents the aggregate dividend per share for all daily record dates during the applicable month.
(2) Every business day from November 2 to December 1, inclusive.
Digital Credit Capital Framework Summary (as of October 25, 2026)
▪USD Assets: The Company has grown the USD Reserve to $4.83 billion, while also establishing and growing USD Cash to $242.4 million, representing approximately 3.4 years of coverage reserved for preferred stock dividend payments and interest on outstanding indebtedness.
▪STRC Dividend Policy: The Company has maintained the dividend rate at 12.00% to support STRC trading near its $100 per share stated amount.
▪$3.0 Billion Digital Credit Securities Repurchase Program: Year to date, the Company repurchased 20,980,508 shares of STRC ($2.10 billion aggregate notional) for approximately $2.04 billion at an average price of $97.39 per share, an approximate 2.6% discount to the $100 per share stated amount. Approximately $956.7 million of authorization remains available, and while STRC trades below $100 per share, the Company intends to be a regular and disciplined purchaser.
▪$1.0 Billion MSTR Repurchase Program: No repurchases to date. The Company may consider repurchasing MSTR when management believes it is trading below intrinsic value, which would be accretive to common shareholders.
▪BTC Monetization Program: The Company has board authorization to sell bitcoin to:
▪Fund the USD Reserve up to $1.25 billion of bitcoin sales;
▪Fund preferred stock dividends and interest expense as they become payable, or to replenish the USD Reserve after such payments; and
▪Fund repurchases of MSTR or Digital Credit Securities under our repurchase programs.
The Company has sold approximately $431.8 million of bitcoin year to date 2026 to fund a portion of its preferred stock dividends and STRC buybacks.
Chief Financial Officer Transition
Andrew Kang will step down as Executive Vice President and Chief Financial Officer effective November 5, 2026, and will remain with the Company in an advisory capacity through December 31, 2026. Phong Le, President and Chief Executive Officer, will serve as the Company's principal financial officer and assume responsibility for the finance organization during the transition, and effective January 1, 2027, Reza Virasteh, Strategy's current Executive Vice President of Operations, will become Executive Vice President and Chief Financial Officer, serving as co-principal financial officer alongside Mr. Le, who will retain responsibility for the financial management of the Company's bitcoin strategy.
ROC Dividend Guidance
Strategy believes that it will not have positive accumulated earnings & profits for U.S. federal income tax purposes (“E&P”), and does not expect to generate positive current E&P in the current year or the foreseeable future. Based on these expectations, Strategy expects the distributions paid on its preferred equity instruments to be treated as non-taxable return of capital ("ROC") for the foreseeable future (i.e., ten years or more).
Special tax considerations may apply to certain taxpayers based on their specific circumstances. Shareholders should consult their own tax advisors regarding the U.S. federal, state, local, and any non-U.S. tax consequences to them in connection with the receipt of any of these distributions. Strategy’s expectations on E&P may change, and any such change could affect the U.S. federal income tax treatment of the distributions.
Strategy Dashboard
Strategy maintains a dashboard on its website (www.strategy.com) as a disclosure channel for providing broad, non-exclusionary distribution of information regarding Strategy to the public, including information regarding market prices of its outstanding securities, bitcoin purchases and holdings, certain KPI metrics and other supplemental information, and as one means of disclosing non-public information in compliance with its disclosure obligations under Regulation FD. Investors and others are encouraged to regularly review the information that Strategy makes public via the website dashboard.
Conference Call
Strategy will be discussing its third quarter 2026 financial results on a live Video Webinar today beginning at approximately 5:00 p.m. ET. The live Video Webinar and accompanying presentation materials will be available under the “Events and Presentations” section of Strategy’s investor relations website at https://www.strategy.com/investor-relations. Log-in instructions will be available after registering for the event. An archived replay of the event will be available beginning approximately two hours after the call concludes.
About Strategy
Strategy Inc (Nasdaq: STRF/STRC/STRK/STRD/MSTR; LuxSE: STRE) is the world's first and largest Bitcoin Treasury Company. We pursue financial innovation strategies designed to generate value from our bitcoin holdings, including developing and issuing novel fixed-income instruments that provide investors varying degrees of economic exposure to bitcoin. In addition, we are an industry leader in AI-powered enterprise analytics software, advancing our vision of Intelligence Everywhere™. We believe our combination of active bitcoin-focused capital management and a scaled operating software business positions us for long-term value creation across both digital asset and enterprise analytics markets.
Strategy, MicroStrategy, and Intelligence Everywhere are either trademarks or registered trademarks of Strategy Inc in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

Important Information About KPIs
The Company seeks to acquire bitcoin in a manner it believes to be accretive to common stockholders. To assess achievement of this strategy, the Company monitors and reviews the following Key Performance Indicators (“KPIs”):
▪Bitcoin Per Share (in Sats) (or BPS (in Sats)) represents the ratio between the Company’s gross bitcoin holdings and its Assumed Diluted Shares Outstanding, expressed in terms of “Satoshis” or “Sats”, where:
▪“Assumed Diluted Shares Outstanding” refers to the aggregate of the Company’s Basic Shares Outstanding as of the dates presented plus all additional shares that would result from the assumed conversion of all outstanding convertible notes and convertible preferred stock, exercise of all outstanding stock option awards, and settlement of all outstanding restricted stock units and performance stock units as of such dates. Assumed Diluted Shares Outstanding is not calculated using the treasury method, incorporates approximate forfeitures of awards in the current period which may be subject to future adjustment and does not take into account any vesting conditions (in the case of equity awards), the exercise price of any stock option awards or any contractual conditions limiting convertibility of convertible debt instruments.
▪“Basic Shares Outstanding” reflects the actual class A common stock and class B common stock outstanding as of the dates presented. For purposes of this calculation, outstanding shares of such stock are deemed to include shares, if any, that (A) were sold under at-the-market equity offering programs, or (B) were issued pursuant to (i) options that had been exercised, (ii) restricted stock units that have vested or (iii) conversion requests received with respect to convertible securities, but which in each case were pending issuance as of the dates presented.
▪A “Satoshi” or a “Sat” is one one-hundred-millionth of one bitcoin, currently the smallest indivisible unit of a bitcoin.
▪BTC Yield represents the percentage change in BPS (in Sats) over a period. It is calculated by dividing the difference in BPS between the beginning of a period and the end of a period by the BPS at the beginning of the period. For an interim Measurement Period that is part of a longer Reference Period, BTC Yield is calculated as the BTC Yield for the period from the beginning of the Reference Period to the end of the Measurement Period, less the BTC Yield for the period from the beginning of the Reference Period to the beginning of the Measurement Period.
▪BTC Gain represents the BTC Yield for a period in gross bitcoin terms. It is calculated by multiplying the BTC Yield for that period by the Company’s gross bitcoin holdings at the beginning of a specified period. For an interim Measurement Period that is part of a longer Reference Period, BTC Gain is calculated by multiplying the BTC Yield for the Measurement Period by the Company’s gross bitcoin holdings at the beginning of the Reference Period.
▪BTC $ Gain represents BTC Gain as an illustrative dollar value. It is calculated by multiplying the BTC Gain by the market price of bitcoin as reported on the Coinbase exchange as of the applicable measurement time.
“Measurement Period” refers to the period being measured, and “Reference Period” refers to the longer period of which the Measurement Period may be a sub-part. When the Company presents these metrics for an interim period within a fiscal year (e.g., a monthly, quarterly, or quarter-to-date period), then the Measurement Period is that interim period, and unless otherwise stated, the Reference Period is the fiscal year-to-date period ending on the last day of the Measurement Period. For example, assume BPS (in Sats) is 100 at the beginning of a fiscal year, 110 at the end of the first quarter and 125 at the end of the second quarter. The BTC Yield for the second quarter is calculated as (125/100 − 1) less (110/100 − 1), or 15%. The first and second quarter BTC Yields of 10% and 15%, respectively, sum to the year-to-date BTC Yield of 25%. With 1,000 bitcoin held at the beginning of the fiscal year, BTC Gain would be 100 bitcoin (10% × 1,000) and 150 bitcoin (15% × 1,000) for the first and second quarters, respectively, which sum to the year-to-date BTC Gain of 250 bitcoin.
For determining BTC $ Gain quarter to date and year to date, unless otherwise specified, the Company uses the current market price of bitcoin as reported on the Coinbase exchange as of the applicable measurement time. For determining BTC $ Gain for a past fiscal year or other past period, the Company uses the market price of bitcoin as of 4:00pm ET as reported on the Coinbase exchange on the last day of the applicable period, unless stated otherwise. These prices are used solely to facilitate these illustrative calculations.

The Company uses BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain as KPIs to help assess the performance of its strategy of acquiring bitcoin in a manner it believes to be accretive to shareholders. The Company also believes these KPIs can supplement investors’ understanding of how the Company chooses to fund bitcoin purchases and the value created in a period:
▪BPS (in Sats) provides management and investors a baseline with which to assess the Company’s achievement of its strategy of acquiring bitcoin in an accretive manner over a given period. When evaluating a capital raise transaction, the Company considers the impact the transaction will have on this metric. This metric forms the baseline for the Company’s BTC Yield, BTC Gain and BTC $ Gain KPIs, each of which presents the change in BPS (in Sats) over a period in a different format.
▪BTC Yield helps management and investors assess the Company’s achievement of its strategy of acquiring bitcoin in an accretive manner across periods. The Company uses BTC Yield to evaluate whether its capital markets activity and bitcoin acquisition strategy have resulted in gross per-share accretion (or dilution) on an Assumed Diluted Shares Outstanding basis over an applicable period, and to compare the impact of its strategy across periods.
▪BTC Gain helps the Company measure the accretive or dilutive impact of the change in BPS (in Sats) over an applicable period in absolute terms relative to the Company’s bitcoin holdings. This metric can be particularly helpful when comparing the execution of the Company’s capital markets strategy across periods. A larger bitcoin asset base may produce a lower BTC Yield but the same BTC Gain. For example, a 10% BTC Yield on 100,000 bitcoin and a 5% BTC Yield on 200,000 bitcoin each result in a BTC Gain of 10,000 bitcoin.
▪BTC $ Gain further expresses the percentage change reflected in the BTC Yield metric as an illustrative dollar value by multiplying that bitcoin-denominated change by the market price of bitcoin at the end of the applicable period as described above. The Company refers to this metric for illustrative purposes to consider the magnitude of BTC Gain with reference to the market price of bitcoin.
When management uses these metrics, management takes into account their various limitations. With respect to BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain, these limitations include that the metrics:
▪do not take into account that the Company’s assets, including its bitcoin, are subject to (i) all of the Company’s existing and future liabilities, including its debt, and (ii) the preferential rights of the Company’s preferred stockholders to dividends and the Company’s assets in a liquidation, and that all such claims rank senior to those of the Company’s common equity. Therefore, holders of such excluded instruments may have claims on the Company’s assets (including bitcoin) senior to those of holders of common stock in the event of the Company’s liquidation. As a result, the additional bitcoin acquired using proceeds from the sale of such instruments may not accrete to common stockholders; and
▪assume that all indebtedness will be refinanced or, in the case of the Company’s senior convertible debt instruments and convertible preferred stock, converted into shares of class A common stock in accordance with their respective terms.
Different assumptions would produce materially different results, and these KPIs may overstate or understate the Company’s bitcoin that would remain attributable to holders of common stock after accounting for senior claims (net of the Company’s USD Assets).
BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain are not, and should not be understood as, financial performance, valuation or liquidity measures. Specifically:
▪BPS (in Sats) does not represent (i) the Company's ability to satisfy its financial obligations, or (ii) the Company’s book value per share.
▪BTC Yield is not equivalent to “yield” in the traditional financial context. It is not a measure of the return on investment the Company’s shareholders may have achieved historically or can achieve in the future by purchasing stock of the Company. Nor is it a measure of income generated by the Company’s operations or its bitcoin holdings, return on investment on its bitcoin holdings, or any other similar financial measure of the performance of its business or assets.
▪BTC Gain and BTC $ Gain are not equivalent to “gain” in the traditional financial context. They also are not measures of the return on investment the Company’s shareholders may have achieved historically or can achieve in the future by purchasing stock of the Company. Nor are they measures of income generated by the Company’s operations or its bitcoin holdings, return on investment on its bitcoin holdings, or any other similar financial measure of the performance of its business or assets. BTC $ Gain also does not represent a fair value gain of the Company’s bitcoin holdings nor any other realized or unrealized financial gain. BTC $ Gain may be positive during periods when the Company has incurred fair value losses on its bitcoin holdings, or negative during periods when the Company has incurred fair value gains on its bitcoin holdings.
The trading price of the Company’s class A common stock is informed by numerous factors in addition to the Company’s bitcoin holdings and its actual or potential shares of common stock outstanding. As a result, the trading price of the Company’s securities can deviate significantly from the fair market value of the Company’s bitcoin. None of BPS (in Sats), BTC Yield, BTC Gain or BTC $ Gain is indicative or predictive of the trading price of the Company’s securities.
Investors should rely on the financial statements and other disclosures contained in the Company’s SEC filings. In particular, the Company has adopted Accounting Standards Update No. 2023-08, Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”). ASU 2023-08 requires the Company to measure its bitcoin at fair value in its statement of financial position as of the end of a reported period, and to recognize gains and losses from changes in the fair value in net income (loss) for the reported period. As a result, the Company may incur unrealized gain or loss on digital assets based on changes in the market price of bitcoin during a period, as well as gain or loss from the sale of digital assets during a period. These gains and losses are not reflected in BPS (in Sats), BTC Yield, BTC Gain or BTC $ Gain. For example, if the Company increases its bitcoin holdings relative to Assumed Diluted Shares Outstanding during a reported period, the Company would achieve increased BPS (in Sats) and positive BTC Yield, BTC Gain and BTC $ Gain even if the Company reports significant realized or unrealized loss on digital assets for the period. Similarly, if the Company increases Assumed Diluted Shares Outstanding at a faster rate than its bitcoin holdings, then the Company would experience decreased BPS (in Sats) and negative BTC Yield, BTC Gain, and BTC $ Gain, even if the Company reports significant unrealized gain on digital assets for the period.
As noted above, these KPIs are narrow in purpose and are used by management to help assess whether the Company is raising and deploying capital in a manner accretive to shareholders solely as it pertains to its bitcoin holdings. References to a transaction, or to the Company’s capital deployment, being “accretive” or “dilutive” refer only to the effect on the specified KPI under the stated assumptions. They do not mean that the transaction is accretive or dilutive to the Company’s earnings, cash flow, book value, enterprise value, intrinsic value, or the trading price of the Company’s securities.
In calculating BPS (in Sats), BTC Yield, BTC Gain, and BTC $ Gain, the Company does not consider the source of capital used to acquire its bitcoin. When the Company purchases bitcoin using proceeds from offerings of non-convertible notes or non-convertible preferred stock, or convertible notes or preferred stock that carry conversion prices above the current trading price of the Company's common stock or conversion rights that are not then exercisable, such transactions have the effect of increasing the BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain, while also increasing the Company’s indebtedness and senior claims of holders of instruments other than class A common stock with respect to dividends and to the Company’s assets, including its bitcoin, if the Company were to liquidate, in a manner that is not reflected in these metrics.
If any of the Company’s convertible notes mature or are redeemed without being converted into common stock, or if the Company elects to redeem or repurchase its non-convertible instruments (including certain of its perpetual preferred stock), the Company may be required to sell shares of its class A common stock or bitcoin to generate sufficient cash proceeds to satisfy those obligations, either of which would have the effect of decreasing BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain. The assumptions used in calculating these metrics do not contemplate adjustments for such decreases. Accordingly, these metrics might overstate or understate the accretive nature of the Company’s use of capital to buy bitcoin because not all bitcoin is purchased using proceeds from issuances of class A common stock, instruments that are convertible into class A common stock may be forfeited or repaid with funds other than from the sale of class A common stock in the period in question rather than being exercised for or converted into class A common stock and not all proceeds from issuances of class A common stock are used to purchase bitcoin.
In addition, the Company is required to pay dividends with respect to its perpetual preferred stock in perpetuity. The Company could pay these dividends with cash or, in the case of STRK Stock, by issuing shares of class A common stock. The Company has issued shares of class A common stock and certain series of its preferred stock for cash to fund the payment of cash dividends. In the future, the Company may also issue shares of class A common stock in lieu of paying dividends on STRK Stock. As a result, the Company has experienced, and may experience in the future, increases in Assumed Diluted Shares Outstanding without corresponding increases in its bitcoin holdings, resulting in decreases in BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain for the applicable periods.
The Company has historically not paid any dividends on its shares of class A common stock, and by presenting these KPIs the Company makes no suggestion that it intends to do so in the future. Holders of the Company’s securities, including its class A common stock and preferred stock, have no ownership interest in, or redemption right with respect to, the Company's bitcoin holdings.

The Company determines its KPI targets based on its history and future goals. The Company’s ability to maintain any given level of BPS (in Sats), or achieve positive BTC Yield, BTC Gain, or BTC $ Gain may depend on a variety of factors, including factors outside of its control, such as the price of bitcoin, and the availability of debt and equity financing on favorable terms. Past performance is not indicative of future results, and the Company’s KPI results for any particular interim period may not be indicative of its ability to achieve longer-term objectives under its bitcoin strategy. Additionally, the Company’s KPIs may improve, and the Company may achieve its targets or objectives, even as it incurs losses or the market price of its class A common stock declines.
These KPIs are merely supplements, not substitutes for the financial statements and other disclosures contained in the Company’s SEC filings. They should be used only by sophisticated investors who understand their limited purpose and many limitations. Investors are cautioned not to place undue reliance on the Company’s KPIs or interpret the Company’s targets as assurances of financial performance or stockholder returns.

Forward-Looking Statements
This press release may include statements that may constitute “forward-looking statements,” including estimates of future business prospects, including statements relating to corporate objectives with respect to the trading price of the Company’s Variable Rate Series A Perpetual Stretch Preferred Stock, statements relating to potential future equity repurchases, statements relating to the Company's expectation regarding the tax-deferred return of capital treatment of distributions on its preferred stock, and statements containing the words “believe,” “estimate,” “project,” “expect,” “will,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results of Strategy Inc and its subsidiaries (the "Company") to differ materially from the forward-looking statements. Factors that could contribute to such differences include: fluctuations in the market price of bitcoin and any associated gains or losses on digital assets that the Company may record in its financial statements as a result of a change in the market price of bitcoin from the value at which the Company’s bitcoins are carried on its balance sheet; the availability of debt and equity financing on favorable terms; gains or losses on any sales of bitcoins; changes in the accounting treatment relating to the Company’s bitcoin holdings; changes in securities laws or other laws or regulations, or the adoption of new laws or regulations, relating to bitcoin that adversely affect the price of bitcoin or the Company’s ability to transact in or own bitcoin; changes in the Company’s tax earnings & profits that may impact return of capital tax treatment on future dividends on the Company’s preferred stock; the impact of the availability of spot exchange traded products and other investment vehicles for bitcoin and other digital assets; a decrease in liquidity in the markets in which bitcoin is traded; security breaches, cyberattacks, unauthorized access, loss of private keys, fraud or other circumstances or events that result in the loss of the Company’s bitcoins; impacts to the price and rate of adoption of bitcoin associated with financial difficulties and bankruptcies of various participants in the digital asset industry; the level and terms of the Company’s substantial indebtedness and its ability to service such debt; the extent and timing of market acceptance of the Company’s new product offerings; continued acceptance of the Company’s other products in the marketplace; the Company’s ability to recognize revenue or deferred revenue through delivery of products or satisfactory performance of services; the timing of significant orders; delays in or the inability of the Company to develop or ship new products; customers continuing to shift from a product license model to a cloud subscription model, which may delay the Company’s ability to recognize revenue; fluctuations in tax benefits or provisions; changes in the market price of bitcoin as of period-end and their effect on our deferred tax assets, related valuation allowance, and tax expense; other potentially adverse tax consequences; competitive factors; general economic conditions, including levels of inflation and interest rates; currency fluctuations; and other risks detailed in the Company’s registration statements and periodic and current reports filed with the Securities and Exchange Commission (“SEC”). The Company undertakes no obligation to update these forward-looking statements for revisions or changes after the date of this release, except as required by law.

STRATEGY INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Product licenses	$3,829	$17,373	$12,997	$31,820
Subscription services	68,590	45,972	190,327	123,899
Total product licenses and subscription services	72,419	63,345	203,324	155,719
Product support	37,681	51,118	122,116	155,728
Other services	15,327	14,228	46,655	42,798
Total revenues	125,427	128,691	372,095	354,245
Cost of revenues:
Product licenses	1,142	632	3,585	2,765
Subscription services	19,220	19,594	64,434	49,929
Total product licenses and subscription services	20,362	20,226	68,019	52,694
Product support	5,275	7,157	17,096	21,802
Other services	10,156	10,630	32,442	33,238
Total cost of revenues	35,793	38,013	117,557	107,734
Gross profit	89,634	90,678	254,538	246,511
Operating expenses:
Sales and marketing	32,268	29,908	102,659	91,131
Research and development	24,061	22,602	71,825	71,096
General and administrative	35,905	38,173	113,179	115,220
(Gain) loss on digital assets	(20,912,392)	(3,890,847)	1,858,452	(12,032,356)
Total operating (income) expenses	(20,820,158)	(3,800,164)	2,146,115	(11,754,909)
Income (loss) from operations	20,909,792	3,890,842	(1,891,577)	12,001,420
Interest income	47,050	121	79,527	313
Interest expense	(15,380)	(19,011)	(47,283)	(54,206)
Gain on debt extinguishment	—	—	113,916	—
Other income (expense), net	821	(716)	4,151	(12,923)
Income (loss) before income taxes	20,942,283	3,871,236	(1,741,266)	11,934,604
Provision for (benefit from) income taxes	1,409,311	1,086,212	(511,940)	3,346,104
Net income (loss)	19,532,972	2,785,024	(1,229,326)	8,588,500
Dividends on preferred stock	(419,556)	(139,898)	(1,049,744)	(198,040)
Deemed contribution related to preferred stock repurchases	5,517	—	5,517	—
Net income (loss) attributable to common stockholders of Strategy	$19,118,933	$2,645,126	$(2,273,553)	$8,390,460
Basic earnings (loss) per common share (1)	$47.78	$9.30	$(6.27)	$30.83
Weighted average common shares outstanding - Basic	400,148	284,376	362,441	272,143
Diluted earnings (loss) per common share (1)	$44.75	$8.42	$(6.27)	$27.71
Weighted average common shares outstanding - Diluted	428,049	315,393	362,441	303,986
(1) Basic and fully diluted earnings (loss) per common share for class A and class B common stock are the same.

STRATEGY INC
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	September 30, 2026	December 31, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,501,456	$2,301,470
Restricted cash	1,671	1,873
Short-term investments	3,404,457	—
Accounts receivable, net	129,933	205,748
Prepaid expenses and other current assets	70,096	55,046
Total current assets	6,107,613	2,564,137
Digital assets	70,824,007	58,854,028
Property and equipment, net	27,223	28,858
Right-of-use assets	60,684	46,975
Deposits and other assets	126,875	142,577
Deferred tax assets	5,147	4,507
Total assets	$77,151,549	$61,641,082
Liabilities, Mezzanine Equity and Stockholders' Equity
Current liabilities:
Current portion of long-term debt, net	$1,045,669	$31,313
Accounts payable, accrued expenses, and operating lease liabilities	79,298	50,335
Accrued compensation and employee benefits	37,265	69,986
Accrued interest	5,970	5,619
Preferred dividends payable	136,447	27,121
Deferred revenue and advance payments	206,722	272,118
Total current liabilities	1,511,371	456,492
Long-term debt, net	5,669,745	8,158,842
Deferred revenue and advance payments	2,706	5,451
Operating lease liabilities	60,813	46,135
Other long-term liabilities	5,031	4,736
Deferred tax liabilities	1,404,407	1,926,454
Total liabilities	8,654,073	10,598,110
Commitments and Contingencies
Mezzanine Equity
Series A Perpetual Preferred Stock, $0.001 par value; 411,023 and 442,361 shares authorized; 139,599 and 78,183 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively; redemption value and liquidation preference of $14,109,839 and $8,032,324 at September 30, 2026 and December 31, 2025, respectively	13,056,250	6,919,514
Stockholders’ Equity
Preferred stock undesignated, $0.001 par value; 593,977 and 562,639 shares authorized, no shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	—	—
Class A common stock, $0.001 par value; 10,330,000 and 10,330,000 shares authorized, 402,338 and 292,422 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	402	292
Class B common stock, $0.001 par value; 165,000 shares authorized, 19,640 shares issued and outstanding at both September 30, 2026 and December 31, 2025	20	20
Additional paid-in capital	51,516,192	37,806,554
Accumulated other comprehensive loss	(14,273)	(5,171)
Retained earnings	3,938,885	6,321,763
Total stockholders’ equity	55,441,226	44,123,458
Total liabilities, mezzanine equity and stockholders' equity	$77,151,549	$61,641,082

STRATEGY INC
DIGITAL ASSETS – ADDITIONAL INFORMATION
(unaudited)

		Digital Asset Original Cost Basis (in thousands)	Digital Asset Carrying Value (in thousands)	Approximate Number of Bitcoins Held	Approximate Average Purchase or (Sale) Price Per Bitcoin
Balance at January 1, 2025 (after adoption of ASU 2023-08)		$27,968,248	$41,790,421	447,470	$62,503
Digital asset purchases	(a)	7,661,663	7,661,663	80,715	94,922
Loss on digital assets		—	(5,906,005)	—	—
Balance at March 31, 2025		$35,629,911	$43,546,079	528,185	$67,457
Digital asset purchases	(b)	6,769,205	6,769,205	69,140	97,906
Gain on digital assets		—	14,047,514	—	—
Balance at June 30, 2025		$42,399,116	$64,362,798	597,325	$70,982
Digital asset purchases	(c)	4,952,080	4,952,080	42,706	115,959
Gain on digital assets		—	3,890,847	—	—
Balance at September 30, 2025		$47,351,196	$73,205,725	640,031	$73,983

Balance at January 1, 2026		$50,435,331	$58,854,028	672,500	$74,997
Digital asset purchases	(d)	7,251,126	7,251,126	89,599	80,929
Loss on digital assets		—	(14,455,479)	—	—
Balance at March 31, 2026		$57,686,457	$51,649,675	762,099	$75,694
Digital asset purchases	(e)	6,420,975	6,420,975	85,296	75,279
Digital asset sales	(f)	(168,126)	(83,205)	(1,395)	(59,663)
Loss on digital assets		—	(8,315,365)	—	—
Balance at June 30, 2026		$63,939,306	$49,672,080	846,000	$75,578
Digital asset purchases	(g)	588,093	588,093	7,218	81,470
Digital asset sales	(h)	(582,363)	(348,558)	(5,552)	(62,780)
Gain on digital assets		—	20,912,392	—	—
Balance at September 30, 2026		$63,945,036	$70,824,007	847,666	$75,437
(a)In the first quarter of 2025, we purchased bitcoin using $4.37 billion of the net proceeds from ATM sales of class A common stock, $1.99 billion of the net proceeds from our issuance of the 2030B Convertible Notes, $593.7 million of the aggregate net proceeds from the initial public offering and ATM sales of STRK Stock, and $710.0 million of the net proceeds from the initial public offering of STRF Stock.
(b)In the second quarter of 2025, we purchased bitcoin using $5.19 billion of the net proceeds from ATM sales of class A common stock, $979.7 million of the net proceeds from our initial public offering of STRD Stock, $163.0 million of the net proceeds from ATM sales of STRF Stock, and $438.0 million of the net proceeds from ATM sales of STRK Stock.
(c)In the third quarter of 2025, we purchased bitcoin using $209.5 million of the net proceeds from ATM issuances of STRF Stock, $153.1 million of the net proceeds from ATM issuances of STRK Stock, $48.5 million of the net proceeds from ATM issuances of STRD Stock, $2.07 billion of the net proceeds from ATM issuances of class A common stock, and $2.47 billion of the net proceeds from the initial public offering of STRC Stock.
(d)In the first quarter of 2026, we purchased bitcoin using $2.06 billion of the net proceeds from ATM sales of STRC Stock, $3.3 million of the net proceeds from ATM sales of STRK Stock and $5.19 billion of the net proceeds from ATM sales of class A common stock.
(e)In the second quarter of 2026, we purchased bitcoin using $5.46 billion of the net proceeds from ATM sales of STRC Stock, and $0.96 billion of the net proceeds from ATM sales of class A common stock.
(f)The proceeds from these sales were used to fund dividend payments on Preferred Stock.

(g)In the third quarter of 2026, we purchased bitcoin using $588.1 million of the net proceeds from ATM sales of class A common stock.
(h)The proceeds from these sales were used to fund $239.9 million of dividend payments on Preferred Stock and to repurchase $108.6 million of STRC Stock.